UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            ARM Financial Group, Inc.
                                (Name of Issuer)

                Class A Convertible Common Stock, par value $.01
                         (Title of Class of Securities)

                                    001944107
                                 (CUSIP Number)

                  Check the following box if a fee is being paid with this statement|_| . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 001944107                   13G                 Page 2 of 14 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The Morgan Stanley Leveraged Equity Fund II, L.P.
         06-6312775
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |_|
                                                                       (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 5 SOLE VOTING POWER
                                       0
                       ---------------------------------------------------------
NUMBER OF                        6 SHARED VOTING POWER
  SHARES                               0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                       7 SOLE DISPOSITIVE POWER
  EACH                                 0
REPORTING              ---------------------------------------------------------
  PERSON                         8 SHARED DISPOSITIVE POWER
  WITH                                 0
--------------------------------------------------------------------------------
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                                 |_|

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
        PN

--------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001944107                   13G                 Page 3 of 14 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The Morgan Stanley Leveraged Equity Fund II, Inc.
         06-1214256
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |_|
                                                                       (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 5 SOLE VOTING POWER
                                       0
                       ---------------------------------------------------------
NUMBER OF                        6 SHARED VOTING POWER
  SHARES                               0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                       7 SOLE DISPOSITIVE POWER
  EACH                                 0
REPORTING              ---------------------------------------------------------
  PERSON                         8 SHARED DISPOSITIVE POWER
  WITH                                 0
--------------------------------------------------------------------------------
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                                 |_|

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
        CO

--------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001944107                   13G                 Page 4 of 14 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Morgan Stanley Capital Partners III, L.P.
         13-3788889
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |_|
                                                                       (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 5 SOLE VOTING POWER
                                       0
                       ---------------------------------------------------------
NUMBER OF                        6 SHARED VOTING POWER
  SHARES                               0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                       7 SOLE DISPOSITIVE POWER
  EACH                                 0
REPORTING              ---------------------------------------------------------
  PERSON                         8 SHARED DISPOSITIVE POWER
  WITH                                 0
--------------------------------------------------------------------------------
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                                 |_|

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
        PN

--------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001944107                   13G                 Page 5 of 14 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Morgan Stanley Capital Investors, L.P.
         13-3788893
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |_|
                                                                       (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 5 SOLE VOTING POWER
                                       0
                       ---------------------------------------------------------
NUMBER OF                        6 SHARED VOTING POWER
  SHARES                               0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                       7 SOLE DISPOSITIVE POWER
  EACH                                 0
REPORTING              ---------------------------------------------------------
  PERSON                         8 SHARED DISPOSITIVE POWER
  WITH                                 0
--------------------------------------------------------------------------------
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                                 |_|

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
        PN

--------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001944107                   13G                 Page 6 of 14 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         MSCP III 892 Investors, L.P.
         13-3788895
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |_|
                                                                       (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 5 SOLE VOTING POWER
                                       0
                       ---------------------------------------------------------
NUMBER OF                        6 SHARED VOTING POWER
  SHARES                               0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                       7 SOLE DISPOSITIVE POWER
  EACH                                 0
REPORTING              ---------------------------------------------------------
  PERSON                         8 SHARED DISPOSITIVE POWER
  WITH                                 0
--------------------------------------------------------------------------------
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                                 |_|

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
        PN

--------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001944107                   13G                 Page 7 of 14 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         MSCP III, L.P.
         13-3788890
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |_|
                                                                       (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 5 SOLE VOTING POWER
                                       0
                       ---------------------------------------------------------
NUMBER OF                        6 SHARED VOTING POWER
  SHARES                               0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                       7 SOLE DISPOSITIVE POWER
  EACH                                 0
REPORTING              ---------------------------------------------------------
  PERSON                         8 SHARED DISPOSITIVE POWER
  WITH                                 0
--------------------------------------------------------------------------------
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                                 |_|

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
        PN

--------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001944107                   13G                 Page 8 of 14 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Morgan Stanley Capital Partners III, Inc.
         13-3720548
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |_|
                                                                       (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 5 SOLE VOTING POWER
                                       0
                       ---------------------------------------------------------
NUMBER OF                        6 SHARED VOTING POWER
  SHARES                               0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                       7 SOLE DISPOSITIVE POWER
  EACH                                 0
REPORTING              ---------------------------------------------------------
  PERSON                         8 SHARED DISPOSITIVE POWER
  WITH                                 0
--------------------------------------------------------------------------------
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                                 |_|

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
        CO

--------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 001944107                   13G                 Page 9 of 14 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Morgan Stanley Dean Witter & Co. (formerly Morgan Stanley, Dean Witter, Discover & Co.)
         13-2838811
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  |_|
                                                                       (b)  |X|
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                 5 SOLE VOTING POWER
                                       0
                       ---------------------------------------------------------
NUMBER OF                        6 SHARED VOTING POWER
  SHARES                               62,098
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                       7 SOLE DISPOSITIVE POWER
  EACH                                 0
REPORTING              ---------------------------------------------------------
  PERSON                         8 SHARED DISPOSITIVE POWER
  WITH                                 62,098
--------------------------------------------------------------------------------
  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        62,098
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                                 |_|

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Less than 1
--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*
        CO

--------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 14 Pages

Item 1(a).    Name of Issuer.

         ARM Financial Group, Inc. (the "Company")

Item 1(b).    Address of Issuer's Principal Executive Offices.

         515 W. Market Street
         Louisville, KY  40202

Item 2(a).    Name of Person Filing.

         This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).    Address of Principal Business Office or, if None, Residence.

         The business address of Morgan Stanley Dean Witter & Co. (formerly Morgan Stanley, Dean Witter, Discover & Co.) ("MSDW") is 1585 Broadway, New York, New York 10036 and of each of The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Leveraged Equity Fund II, Inc., Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P., MSCP III, L.P., and Morgan Stanley Capital Partners III, Inc. is 1221 Avenue of the Americas, New York, New York 10020.

Item 2(c).    Citizenship.

         Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d).    Title of Class of Securities.

         This statement relates to the Company's Class A Convertible Common Stock, $.01 par value per share (the "Class A Common Stock").

Item 2(e).    CUSIP Number.

         001944107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) |_| Broker or Dealer registered under Section 15 of the Act,

         (b) |_| Bank as defined in Section 3(a)(6) of the Act,

         (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act,

                                                             Page 11 of 14 Pages

         (e) |_| Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940,

         (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),

         (g) |_| Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7),

         (h) |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

             Not applicable.

Item 4.       Ownership.
              (a), (b) and (c)

         The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement, other than the securities set forth opposite such person's name in the table below. The table below indicates the beneficial ownership of Common Stock as of May 13, 1998 of the persons filing this statement:

                                                   Beneficial       Percent of
                                                 Ownership (1)       Class (2)
                                                 -------------       ---------
MSCP III, L.P. (3)                                           0           0

Morgan Stanley Capital Partners III, Inc. (3)                0           0

The Morgan Stanley Leveraged                                 0           0
     Equity Fund II, L.P. (4)

Morgan Stanley Leveraged                                     0           0
     Equity Fund II, Inc. (4)

Morgan Stanley Capital Investors, L.P. (5)                   0           0

MSCP III 892 Investors, L.P. (5)                             0           0

Morgan Stanley Capital Partners III, L.P. (5)                0           0

MSDW (6)                                                62,098     less than 1

================================================================================

         (1) In connection with a secondary offering that closed on May 13, 1998 (the "Secondary Offering"), The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. (the "Morgan Stanley Stockholders") sold all shares of Class A Common Stock held by them and all shares of the Company's Class B Convertible Non-Voting Common Stock, par value $.01 per share, held by them. Prior to the Secondary Offering, each person had sole voting and dispositive power with respect to the shares beneficially owned at that time, except as indicated below.

         (2) Based on 23,397,471 shares of Common Stock outstanding as of May 13, 1998

                                                             Page 12 of 14 Pages

         (3) The sole general partner of MSCP III, L.P. is Morgan Stanley Capital Partners III, Inc., a wholly owned subsidiary of MSDW. Morgan Stanley Capital Partners III, Inc. may be deemed to have shared voting and dispositive power with respect to shares held by it of MSCP III, L.P.

         (4) The sole general partner of The Morgan Stanley Leveraged Equity Fund II, L.P. is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly owned subsidiary of MSDW. Morgan Stanley Leveraged Equity Fund II, Inc. may be deemed to have shared voting and dispositive power with respect to shares held by it of The Morgan Stanley Leveraged Equity Fund II, L.P.

         (5) The sole general partner of each Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. is MSCP III, L.P. whose sole general partner is Morgan Stanley Capital Partners III, Inc., a wholly owned subsidiary of MSDW. MSCP III, L.P. and Morgan Stanley Capital Partners III, Inc. may each be deemed to have shared voting and dispositive power with respect to shares held by it of each of Morgan Stanley Capital Partners III L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P.

         (6) MSDW may be deemed to have shared voting and dispositive power with respect to any shares held by Morgan Stanley Capital Partners III, Inc. and Morgan Stanley Leveraged Equity Fund II Inc. See footnotes 3, 4 and 5 above. In addition, MSDW may be deemed to have shared voting and dispositive power with respect to any shares held by Dean Witter Reynolds, Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited and Morgan Stanley Asset Management Inc.

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.       Ownership of More than Five Percent on Behalf of
              Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              See Exhibit 1.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              Not applicable.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 10, 1998

                                              MORGAN STANLEY DEAN WITTER & CO.

                                              By: /s/ Peter R. Vogelsang

                                                 Name:    Peter R. Vogelsang
                                                 Title:   Authorized Signatory


                                              THE MORGAN STANLEY LEVERAGED
                                              EQUITY FUND II,  L.P.

                                              By:      Morgan Stanley Leveraged
                                                       Equity Fund II, Inc., its
                                                       general partner

                                              By:  /s/ Peter R. Vogelsang

                                                 Name:    Peter R. Vogelsang
                                                 Title:   Secretary


                                              MORGAN STANLEY LEVERAGED
                                              EQUITY FUND II, INC.

                                              By: /s/ Peter R. Vogelsang

                                                 Name:    Peter R. Vogelsang
                                                 Title:   Secretary


                                              MORGAN STANLEY CAPITAL
                                              PARTNERS III L.P.

                                              By:    MSCP III L.P., its
                                                     general partner

                                              By:    Morgan Stanley Capital
                                                     Partners III, Inc., its
                                                     general partner

                                              By:  /s/ Peter R. Vogelsang

                                                 Name:    Peter R. Vogelsang
                                                 Title:   Secretary

                                              MSCP III 892 INVESTORS, L.P.

                                              By:    MSCP III L.P., its
                                                     general partner

                                              By:    Morgan Stanley Capital
                                                     Partners III, Inc., its
                                                     general partner

                                              By:  /s/ Peter R. Vogelsang

                                                 Name:    Peter R. Vogelsang
                                                 Title:   Secretary


                                              MORGAN STANLEY CAPITAL
                                              INVESTORS, L.P.

                                              By:    MSCP III L.P., its
                                                     general partner

                                              By:    Morgan Stanley Capital
                                                     Partners III, Inc., its
                                                     general partner

                                              By:  /s/ Peter R. Vogelsang

                                                 Name:    Peter R. Vogelsang
                                                 Title:   Secretary


                                              MSCP III L.P.

                                              By:    Morgan Stanley Capital
                                                     Partners III, Inc., its
                                                     general partner

                                              By:    /s/ Peter R. Vogelsang

                                                 Name:    Peter R. Vogelsang
                                                 Title:   Secretary


                                              MORGAN STANLEY CAPITAL
                                              PARTNERS III, INC.

                                              By:    /s/ Peter R. Vogelsang

                                                 Name:    Peter R. Vogelsang
                                                 Title:   Secretary


         Attention.   Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001).

                                                                       Exhibit 1


1.       The Morgan Stanley Leveraged Equity Fund, L.P.
2.       Morgan Stanley Leveraged Equity Fund, Inc.
3.       Morgan Stanley Capital Partners III, L.P.
4.       Morgan Stanley Capital Investors, L.P.
5.       MSCP III 892 Investors, L.P.
6.       MSCP III, L.P.
7.       Morgan Stanley Capital Partners III, Inc.
8.       Morgan Stanley Dean Witter & Co.

                                                                       Exhibit 2

         MORGAN STANLEY DEAN WITTER & CO.


                             SECRETARY'S CERTIFICATE
                             -----------------------

                  I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley Dean Witter & Co., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that, as approved by a Unanimous Consent of Directors in Lieu of a Meeting dated as of May 31, 1997, Peter R. Vogelsang is authorized to sign any documents on behalf of the Corporation which are to be filed with any government or regulatory agency in connection with the Merchant Banking Division.

                  IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 10th day of June, 1998.



                                              /s/ Charlene R. Herzer

                                                Charlene R. Herzer
                                                Assistant Secretary

[SEAL]